Exhibit 99.1

The Bon-Ton Stores, Inc. Announces First Quarter Fiscal 2010 Results

~First Quarter 2010 Operating Income of $5.6 Million versus Prior Year Operating Loss of $23.6 Million~

~Net Loss Reduced by Approximately 50% to $1.33 Per Diluted Share~

~Company Raises Full-Year 2010 Guidance~

YORK, Pa.--(BUSINESS WIRE)--May 20, 2010--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported results for the first quarter of fiscal 2010 ended May 1, 2010:

  Comparable store sales for the first quarter of fiscal 2010 increased 3.0%.
  The gross margin rate for the first quarter of fiscal 2010 was 37.4% of net sales, an increase of approximately 260 basis points compared with the prior year period.
  Operating income for the first quarter of fiscal 2010 increased $29.2 million to $5.6 million, compared with an operating loss of $23.6 million reported in the first quarter of fiscal 2009.
  EBITDA increased $27.2 million in the first quarter of fiscal 2010 to $33.0 million, compared with $5.7 million in the first quarter of fiscal 2009. EBITDA is defined as earnings before interest, income taxes and depreciation and amortization, including amortization of lease-related interests. EBITDA is not a measure recognized under generally accepted accounting principles (See Note 1).
  Net loss totaled $23.5 million, or $1.33 per diluted share, for the first quarter of fiscal 2010 compared with a net loss of $45.4 million, or $2.67 per diluted share, for the first quarter of fiscal 2009.

Comments

Bud Bergren, President and Chief Executive Officer, commented, “We are very pleased with our first quarter results and the performance of our entire team. We delivered a 3% comparable store sales increase and 2.6% total sales increase. Clearance inventory was lower throughout the period as compared with the prior year, ending the quarter down 14% on a comparable store basis; these inventory management efforts drove quality merchandise sales, which resulted in an approximate 260 basis point increase in our gross margin rate and a $22.9 million increase in gross margin dollars compared with the prior year period. We also reduced selling, general and administrative expense both in dollars and as a percent to sales, demonstrating our continued focus on expense control and promoting efficiencies throughout the Company.”

Mr. Bergren continued, “Overall, the initiatives implemented over the last two years continued to drive solid performance in the first quarter as customers responded favorably to our merchandise assortment and tremendous value. We believe these initiatives will also provide for growth opportunities and continued EBITDA and earnings improvement throughout this year.”

Sales

First quarter of fiscal 2010 comparable store sales increased 3.0%. First quarter of fiscal 2010 total sales increased 2.6% to $661.4 million, compared with $644.5 million for the same period last year.

Other Income

Other income in the first quarter of fiscal 2010 decreased $4.6 million to $13.8 million, compared with $18.4 million in the first quarter of fiscal 2009. The first quarter of fiscal 2010 amount reflects reduced leased department income, the result of the late 2009 conversion of fine jewelry to an owned department, and reduced income from our proprietary credit card.

Gross Margin

In the first quarter of fiscal 2010, gross margin dollars increased $22.9 million compared with the first quarter of fiscal 2009. The gross margin rate for the first quarter of fiscal 2010 increased approximately 260 basis points to 37.4% of net sales, compared with 34.8% in the first quarter of fiscal 2009, primarily reflecting increased net markup and a decreased net markdown rate.

Selling, General and Administrative Expenses (“SG&A”)

SG&A expenses decreased $8.9 million to $227.9 million in the first quarter of fiscal 2010, compared with $236.8 million in the first quarter of fiscal 2009. The SG&A expense rate for the first quarter of fiscal 2010 was 34.5%, compared with 36.7% in the prior year period.

EBITDA

EBITDA increased $27.2 million in the first quarter of fiscal 2010 to $33.0 million, compared with $5.7 million in the first quarter of fiscal 2009 (See Note 1).

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, decreased $2.0 million to $27.4 million in the first quarter of fiscal 2010, compared with $29.3 million in the first quarter of fiscal 2009.

Interest Expense, Net

Interest expense, net, increased $5.6 million to $28.5 million in the first quarter of fiscal 2010, compared with $22.9 million in the first quarter of fiscal 2009. The increase was primarily due to increased interest rates as a result of the Company’s amended and new credit facilities, partially offset by reduced borrowings.

Income Tax Provision

An income tax provision of $0.6 million was recorded in the first quarter of fiscal 2010, compared with a $1.1 million income tax benefit in the prior year period.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “As noted in the Company’s May 6, 2010 sales press release, our excess borrowing capacity at the end of the first quarter of fiscal 2010 under our revolving credit facility was approximately $407 million, well above the required minimum availability. The $242 million increase in excess borrowing capacity over the prior year amount of $165 million reflects improved operating performance and initiatives implemented over the last several years. The increase does not reflect a $7 million tax refund which is expected to be received in the second quarter of fiscal 2010. We will continue to maintain the expense controls we instituted in 2008 and 2009 and balance them with initiatives for future growth and profitable opportunities.”

Mr. Plowman added, “We are revising our full year 2010 guidance for EBITDA to a range of $235 million to $250 million and for income per diluted share to a range of $0.80 to $1.60. Additionally, our estimate for cash flow (see Note 2) is a range of $80 million to $95 million, which we believe will permit us to manage and reduce our debt levels. Assumptions reflected in our full-year guidance include:

  Comparable store sales in a range of 1.0% to 3.0% increase;
  Gross margin rate of 37.2% to 37.3%;
  Reduction of $20 million to $25 million in SG&A expense;
  Effective tax rate of 0%;
  Capital expenditures not to exceed $50 million, net of external contributions; and
  Estimated 18.5 million to 19.0 million average shares outstanding.”

Conference Call Details

The Company’s quarterly conference call to discuss its first quarter of fiscal 2010 results will be broadcast live today at 10:00 a.m. Eastern time. Investors and analysts interested in participating in the call are invited to dial (888) 263-8506 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, June 3, 2010. The number to call for the taped replay is (888) 203-1112 and the conference PIN is 4859192. The conference call will also be broadcast on the Company’s website at http://investors.bonton.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available through Thursday, June 3, 2010.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 278 department stores, which includes 11 furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, under the Parisian nameplate, stores in the Detroit, Michigan area. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; changes in the terms of the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a security breach; the ability to reduce SG&A expenses; the incurrence of unplanned capital expenditures; the ability to realize the expected benefits from our planned changes in operating structure and the ability to obtain financing for working capital, capital expenditures and general corporate purposes, the impact of new regulatory requirements including the CARD Act, and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, EBITDA is defined as earnings before interest, income taxes and depreciation and amortization, including amortization of lease-related interests. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income to EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted net income, plus depreciation and amortization, including amortization of lease-related interests, plus the tax refund minus capital expenditures.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)	May 1,	January 30,
(Unaudited)	2010	2010
Assets
Current assets:
Cash and cash equivalents	$16,466	$18,922
Merchandise inventories	676,085	659,399
Prepaid expenses and other current assets	73,970	87,690
Total current assets	766,521	766,011
Property, fixtures and equipment at cost, net of accumulated depreciation and
amortization of $618,200 and $594,020 at May 1, 2010 and January 30, 2010, respectively	736,762	756,618
Deferred income taxes	13,423	13,303
Intangible assets, net of accumulated amortization of $40,663 and $38,477 at
May 1, 2010 and January 30, 2010, respectively	136,608	138,794
Other long-term assets	42,013	47,281
Total assets	$1,695,327	$1,722,007
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$189,736	$163,671
Accrued payroll and benefits	34,917	48,297
Accrued expenses	140,189	160,737
Current maturities of long-term debt	7,621	7,509
Current maturities of obligations under capital leases	5,140	5,044
Deferred income taxes	15,346	14,820
Income taxes payable	128	-
Total current liabilities	393,077	400,078
Long-term debt, less current maturities	957,604	951,315
Obligations under capital leases, less current maturities	64,084	65,405
Other long-term liabilities	163,143	163,453
Total liabilities	1,577,908	1,580,251
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares
of 16,403,023 and 15,942,348 at May 1, 2010 and January 30, 2010, respectively	164	159
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued
and outstanding shares of 2,951,490 at May 1, 2010 and January 30, 2010	30	30
Treasury stock, at cost - 337,800 shares at May 1, 2010 and January 30, 2010	(1,387)	(1,387)
Additional paid-in-capital	146,908	149,649
Accumulated other comprehensive loss	(50,971)	(52,912)
Retained earnings	22,675	46,217
Total shareholders' equity	117,419	141,756
Total liabilities and shareholders' equity	$1,695,327	$1,722,007

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN
	WEEKS ENDED
(In thousands except per share data)	May 1,	May 2,
(Unaudited)	2010	2009

Net sales	$661,373	$644,531
Other income	13,838	18,392
	675,211	662,923

Costs and expenses:
Costs of merchandise sold	414,340	420,366
Selling, general and administrative	227,913	236,827
Depreciation and amortization	26,224	28,098
Amortization of lease-related interests	1,146	1,227
Income (loss) from operations	5,588	(23,595)
Interest expense, net	28,513	22,926

Loss before income taxes	(22,925)	(46,521)
Income tax provision (benefit)	617	(1,080)

Net loss	$(23,542)	$(45,441)

Basic loss per share	$(1.33)	$(2.67)

Diluted loss per share	$(1.33)	$(2.67)

Other financial data:
EBITDA (1)	$32,958	$5,730

(1) EBITDA Reconciliation

The following table reconciles net loss to EBITDA for the period indicated:

	THIRTEEN
	WEEKS ENDED
(In thousands)	May 1,	May 2,
(Unaudited)	2010	2009

Net loss	$(23,542)	$(45,441)
Adjustments:
Income tax provision (benefit)	617	(1,080)
Interest expense, net	28,513	22,926
Depreciation and amortization	26,224	28,098
Amortization of lease-related interests	1,146	1,227

EBITDA	$32,958	$5,730

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor and Public Relations
mkerr@bonton.com